CONSENT OF INDEPENDENT AUDITORS

The Board of Trustees and Shareholders of
      Met Investors Series Trust

We consent to the use in the Registration Statement of Met Investors Series Trust under the Securities Act of 1933 on Form N-14AE of the reference to our report dated September 1, 2000 regarding the BlackRock Equity Series, BlackRock U.S. Government Income Series, T. Rowe Price Growth and Income Series and Neuberger Berman Bond Series of the Security First Trust, which is included in the heading "Financial Statements and Experts" in the Prospectus/Proxy Statements, which are a part of such Registration Statements.

/s/Deloitte & Touche LLP
November 9, 2000
Los Angeles, California